                                 EXHIBIT 11.01

ITEM 14(c) Exhibit 11.01


LAW COMPANIES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

                                                       Year Ended December 31,
                                              1996            1995             1994
                                        -----------------------------------------------

Average number of shares of
  capital stock outstanding
  before adjustments                        1,906,902       1,903,185        2,156,409

Net effect of dilutive stock
  options-based on the treasury
  stock method using average
  market price                                      0               0                0
                                        -----------------------------------------------

Average number of shares of
  capital stock outstanding                 1,906,902       1,903,185        2,156,409
                                        ===============================================


Net income (loss)                          $1,910,000     ($2,266,000)    ($11,464,000)
                                        ===============================================

Net income (loss) per share
  of capital stock                              $1.00          ($1.19)          ($5.32)
                                        ===============================================


The difference between primary income per share and fully diluted income per share is insignificant; therefore, primary income per share is presented.